                                                            EXHIBIT 12


                   NEWMONT GOLD COMPANY AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (Amounts in thousands except ratios)
                                (Unaudited)


                                                         Three Months Ended
                                                           March 31, 1996
                                                         ------------------

Earnings:
  Income before income taxes                                  $ 10,805

  Adjustments:
    Net interest expense (1)                                     9,957
    Amortization of capitalized interest                           597
    Portion of rental expense representative
     of interest                                                   478
    Undistributed income of less than 50%
     owned entities                                               (140)
                                                              --------
                                                              $ 21,697
                                                              ========
Fixed Charges:
  Net interest expense (1)                                    $  9,957
  Capitalized interest                                           2,125
  Portion of rental expense representative
   of interest                                                     478
                                                              --------
                                                              $ 12,560
                                                              ========

Ratio of earnings to fixed charges                                1.73
                                                              ========


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.